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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heartland Wireless Communications, Inc.:


We consent to (a) the incorporation by reference herein of our report dated October 25, 1995, on the balance sheets TechniVision, Inc. as of May 31, 1995 and 1994, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended May 31, 1995, which report is included in Form 8-K/A-2 of Heartland Wireless Communications, Inc. to be filed with the Securities and Exchange Commission on April 26, 1996 and (b) the reference to our firm under the heading "Experts" in the prospectus.


Our report relating to the financial statements of TechniVision, Inc. contains an explanatory paragraph that states that TechniVision, Inc.'s recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                   /s/ KPMG PEAT MARWICK LLP
                                                   KPMG Peat Marwick LLP



Dallas, Texas
April 26, 1996